Exhibit 99.1

FOR IMMEDIATE RELEASE
January 28, 2016

Contacts:     Melanie J. Dressel,
President and
Chief Executive Officer
(253) 305-1911

Clint E. Stein,
Executive Vice President
and Chief Financial Officer
(253) 593-8304

Columbia Banking System Announces Fourth Quarter and Full Year 2015 Earnings

Highlights

•	Record fourth quarter net income of $26.7 million with diluted earnings per share of $0.46

•	Record full year 2015 net income of $98.8 million with diluted earnings per share of $1.71

•	New loan production for the quarter of $272 million and record full year loan production of $1.12 billion

•	Solid deposit growth of $124 million, or 2% for the quarter and $514 million, or 7% for the year

•	Nonperforming assets to period end assets reduced to 0.39%, a decrease of 5 basis points from September 30, 2015 and a decrease of 23 basis points from year end 2014

TACOMA, Washington, January 28, 2016 -- Melanie Dressel, President and Chief Executive Officer of Columbia Banking System and Columbia Bank (NASDAQ: COLB) (“Columbia”), said today upon the release of Columbia’s fourth quarter 2015 earnings, “Our record earnings for the fourth quarter and full year were the result of several positive trends that continued to build throughout 2015. We are proud of our record loan production of $1.1 billion for the year.” Ms. Dressel continued, “Our operating leverage continues to improve as we experienced growth in non-interest income and a lower expense to asset ratio. Asset quality improved further with our nonperforming assets to total assets declining to 0.39%. However, the future is not without challenges as we continue to experience intense pricing competition and the increasing probability of a lower interest rate environment for a longer period of time.”

Balance Sheet
Loans were $5.82 billion at December 31, 2015, up $68.5 million from September 30, 2015 due to substantial loan originations during the current quarter. Compared to the prior year end, loans increased $369.6 million, or 7%, during 2015. Securities were $2.17 billion at December 31, 2015, an increase of $132.8 million, or 7% from $2.04 billion at September 30, 2015 due primarily to purchases of securities resulting from deposits growing in excess of loans. Total deposits at December 31, 2015 were $7.44 billion, an increase of $124.0 million from $7.31 billion at September 30, 2015. Core deposits comprised 96% of total deposits and were $7.13 billion at December 31, 2015, an increase of $141.7 million from September 30, 2015. The average rate on interest-bearing deposits was 0.07%, down from 0.08% for the third quarter of 2015 and the average cost on all deposits was 0.04%, unchanged from the third quarter of 2015.

Income Statement
Net Interest Income
Net interest income for the fourth quarter of 2015 was $81.8 million, an increase of $125 thousand compared to the third quarter of 2015. This increase was primarily due to higher average loan and securities balances in the current quarter, which were largely offset by lower yields on loans, lower incremental accretion income and an increase in interest reversals on nonaccrual loans. Compared to the fourth quarter of 2014, net interest income increased by $3.1 million from $78.8 million. The increase from the prior year period was the result of organic loan growth, partially offset by a decline in incremental accretion income. For additional information regarding net interest income, see the “Average Balances and Rates” table.
Noninterest Income
Noninterest income was $24.7 million for the fourth quarter of 2015, an increase of $2.2 million compared to $22.5 million for the third quarter of 2015. The linked quarter increase was primarily due to the $3.1 million adjustment to the mortgage repurchase liability related to our acquisition of West Coast Bank recorded during the current quarter through other noninterest income. This increase was partially offset by lower service charge and merchant fee income, which were down $648 thousand and $249 thousand from the prior quarter, respectively. In addition, there were lower loan sale gains recorded in the current quarter, which were down $593 thousand from the prior quarter.

Compared to the fourth quarter of 2014, noninterest income increased by $9.6 million due to both the change in FDIC loss-sharing asset, which accounted for $4.3 million of the increase, and a $4.0 million increase in other noninterest income primarily due to the previously noted $3.1 million adjustment to the mortgage repurchase liability. Additional details of the components of the change in the FDIC loss-sharing asset are provided in tabular format below.
The change in the FDIC loss-sharing asset has been a significant component of noninterest income, but over time the significance has diminished. The following table reflects the income statement components of the change in the FDIC loss-sharing asset:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands)
Adjustments reflected in income
Amortization, net	(1,098)	(5,071)	(6,184)	(21,279)
Loan impairment (recapture)	855	(434)	2,268	2,301
Sale of other real estate	(484)	(75)	(1,237)	(2,179)
Write-downs of other real estate	10	206	1,158	1,065
Other	(314)	70	(15)	103
Change in FDIC loss-sharing asset	$(1,031)	$(5,304)	$(4,010)	$(19,989)
Noninterest Expense
Total noninterest expense for the fourth quarter of 2015 was $66.9 million, an increase of $2.8 million compared to $64.1 million for the third quarter of 2015. This increase was driven by higher acquisition-related expenses in the current quarter of $1.9 million compared to $428 thousand in the linked quarter. After removing the effect of the acquisition-related expenses, noninterest expense for the current quarter was $1.4 million higher than the third quarter of 2015 on the same basis. This increase was due to $852 thousand in higher occupancy costs related to the write-down of land pending sale as well as higher expense related to the FDIC clawback liability of $813 thousand during the current quarter compared to $174 thousand in the prior quarter. These increases were partially offset by lower fraud losses of $209 thousand in the current quarter compared to $834 thousand during the third quarter of 2015.

Compared to the fourth quarter of 2014, noninterest expense increased $2.7 million, or 4%, from $64.2 million. The primary drivers of the increase were higher expenses resulting from the Intermountain Community Bancorp acquisition, which occurred during the fourth quarter of 2014 as well as higher clawback liability expense and occupancy expense as noted above. Also contributing to the increase was our fourth quarter 2014 adoption of Accounting Standards Update 2014-01, which reclassified approximately $800 thousand in affordable housing projects expense from noninterest expense to tax expense. These increases were partially offset by a decrease of $2.7 million in acquisition-related expenses.
Net Interest Margin (“NIM”)
Columbia’s net interest margin (tax equivalent) of 4.25% for the fourth quarter of 2015 decreased 12 basis points from 4.37% for the third quarter of 2015 due to lower yields on loans, lower incremental accretion on acquired loans and an increase in securities as a percentage of earning assets. Compared to the fourth quarter of 2014, Columbia’s net interest margin decreased 25 basis points from 4.50%, because of both lower yields on loans and lower incremental accretion on acquired loans, which was $8.8 million for the prior year quarter, compared to $6.0 million for the current quarter. Columbia’s operating net interest margin (tax equivalent)(1) was 4.09% for the fourth quarter of 2015, a decrease of 9 basis points from 4.18% for the third quarter of 2015 and down 8 basis points compared to 4.17% for the fourth quarter of 2014 as a result of the continuing low interest rate environment.
The following table shows the impact to interest income resulting from accretion of income on acquired loan portfolios as well as the net interest margin and operating net interest margin:

	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(dollars in thousands)
Incremental accretion income due to:
FDIC purchased credit impaired loans	$2,200	$3,796	$9,096	$20,224
Other FDIC acquired loans	68	10	234	484
Other acquired loans	3,746	4,957	17,862	21,093
Incremental accretion income	$6,014	$8,763	$27,192	$41,801

Net interest margin (tax equivalent)	4.25%	4.50%	4.35%	4.76%
Operating net interest margin (tax equivalent) (1)	4.09%	4.17%	4.15%	4.21%
__________
(1) Operating net interest margin (tax equivalent) is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” on the last pages of this earnings release for the reconciliation of operating net interest margin (tax equivalent) to net interest margin.

Asset Quality
At December 31, 2015, nonperforming assets to total assets were 0.39% compared to 0.44% at September 30, 2015. Total nonperforming assets decreased $3.4 million due to a $5.7 million reduction in other real estate owned resulting from sales activity during the current quarter, partially offset by an increase in nonaccrual loans.
The following table sets forth information regarding nonaccrual loans and total nonperforming assets:

	December 31, 2015	September 30, 2015	December 31, 2014
	(in thousands)
Nonaccrual loans:
Commercial business	$9,437	$10,150	$16,799
Real estate:
One-to-four family residential	820	2,012	2,822
Commercial and multifamily residential	9,513	4,317	7,847
Total real estate	10,333	6,329	10,669
Real estate construction:
One-to-four family residential	928	1,472	465
Commercial and multifamily residential	—	470	480
Total real estate construction	928	1,942	945
Consumer	766	659	2,939
Total nonaccrual loans	21,464	19,080	31,352
Other real estate owned and other personal property owned	13,738	19,475	22,225
Total nonperforming assets	$35,202	$38,555	$53,577

The following table provides an analysis of the Company's allowance for loan and lease losses:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(in thousands)
Beginning balance	$69,049	$67,871	$69,569	$72,454
Charge-offs:
Commercial business	(2,184)	(991)	(8,266)	(4,289)
One-to-four family residential real estate	(79)	(23)	(376)	(230)
Commercial and multifamily residential real estate	(264)	—	(505)	(2,993)
Consumer	(545)	(518)	(2,066)	(2,774)
Purchased credit impaired	(3,680)	(3,086)	(13,854)	(14,436)
Total charge-offs	(6,752)	(4,618)	(25,067)	(24,722)
Recoveries:
Commercial business	886	449	2,336	3,007
One-to-four family residential real estate	19	56	307	159
Commercial and multifamily residential real estate	277	224	3,975	940
One-to-four family residential real estate construction	52	1,426	193	1,930
Commercial and multifamily residential real estate construction	1	—	8	—
Consumer	224	422	931	1,353
Purchased credit impaired	2,067	2,031	7,329	7,721
Total recoveries	3,526	4,608	15,079	15,110
Net charge-offs	(3,226)	(10)	(9,988)	(9,612)
Provision for loan and lease losses	2,349	1,708	8,591	6,727
Ending balance	$68,172	$69,569	$68,172	$69,569
The allowance for loan losses to period end loans was 1.17% at December 31, 2015 compared to 1.20% at September 30, 2015. For the fourth quarter of 2015, Columbia recorded a net provision for loan and lease losses of $2.3 million compared to a net provision of $1.7 million for the comparable quarter last year.

Impact of FDIC Acquired Loan Accounting
While the significance of the FDIC Acquired Loan Accounting has diminished over time, the following table illustrates the impact to earnings associated with Columbia’s FDIC acquired loan portfolios:

FDIC Acquired Loan Accounting

	Three Months Ended		Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(in thousands)
Incremental accretion income on FDIC purchased credit impaired loans	$2,200	$3,796	$9,096	$20,224
Incremental accretion income on other FDIC acquired loans	68	10	234	484
Recapture (provision) for losses on FDIC purchased credit impaired loans	(1,349)	542	(3,915)	(2,877)
Change in FDIC loss-sharing asset	(1,031)	(5,304)	(4,010)	(19,989)
FDIC clawback liability recovery (expense)	(812)	8	(979)	(294)
Pre-tax earnings impact	$(924)	$(948)	$426	$(2,452)
The incremental accretion income on FDIC purchased credit impaired loans represents the amount of income recorded above the contractual rate stated in the individual loan notes. At December 31, 2015, the accretable yield on purchased credit impaired loans was $59.0 million. Accretable yield is subject to change based upon expected future loan cash flows, which are remeasured by Columbia on a quarterly basis.
The $1.0 million change in the FDIC loss-sharing asset in the current quarter reduced noninterest income and consisted primarily of $1.1 million in amortization expense. Additional details of the components of the change in the FDIC loss-sharing asset are provided in tabular format in the section titled “Noninterest Income” in the following pages.

Organizational Update
Ms. Dressel commented, “We were very pleased to be recognized again by Forbes on its 2016 list of “America’s Best Banks”, ranking 19th in the country. The rankings are based on asset quality, capital adequacy, net interest margin and profitability of the nation’s 100 largest publicly traded banks and thrifts.”

Ms. Dressel continued, “I am proud and delighted that Columbia Bank’s “Warm Hearts Winter Drive” has so far raised over $150,000 in cash and almost 12,000 pieces of new cold weather items in response to the urgent need of people struggling with homelessness throughout our footprint. With the generous support of our employees and customers, we more than surpassed our goal, making a real difference in the lives of people in need across all the communities we serve.”

Conference Call Information
Columbia’s management will discuss the fourth quarter 2015 results on a conference call scheduled for Thursday, January 28, 2016 at 1:00 p.m. Pacific Standard Time (4:00 p.m. Eastern Standard Time). Interested parties may listen to this discussion by calling 1-866-378-3802; Conference ID code #22782080.

A conference call replay will be available from approximately 4:00 p.m. PST on January 28, 2016 through 9:00 p.m. PST on February 4, 2016. The conference call replay can be accessed by dialing 1-855-859-2056 and entering Conference ID code #22782080.

Annual Meeting of Shareholders
Columbia Banking System’s Annual Meeting of Shareholders will be held at 1:00 PDT on Wednesday, April 27, 2016 at the Greater Tacoma Convention and Trade Center, 1500 Broadway, Tacoma, Washington 98402. Directions and parking are available at http://gtctc.org/parking-directions.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank, with locations throughout Washington, Oregon and Idaho. For the ninth consecutive year, the bank was named in 2015 as one of Puget Sound Business Journal's "Washington's Best Workplaces." Columbia ranked in the top 20 on the 2016 Forbes list of best banks in the country for the fifth year in a row.

More information about Columbia can be found on its website at www.columbiabank.com.
# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, but are not limited to, descriptions of Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” or the negative of these words or words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risks and uncertainties, many of which are outside our control, that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, (as applicable), factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates could significantly reduce net interest income and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Twelve Months Ended
Unaudited	December 31,				December 31,
	2015		2014		2015	2014
Earnings	(dollars in thousands except per share amounts)
Net interest income	$81,819		$78,764		$324,887	$304,048
Provision for loan and lease losses	$2,349		$1,708		$8,591	$6,727
Noninterest income	$24,745		$15,185		$91,473	$59,750
Noninterest expense	$66,877		$64,154		$266,149	$239,286
Acquisition-related expense (included in noninterest expense)	$1,872		$4,556		$10,917	$9,432
Net income	$26,740		$18,920		$98,827	$81,574
Per Common Share
Earnings (basic)	$0.46		$0.34		$1.71	$1.53
Earnings (diluted)	$0.46		$0.34		$1.71	$1.52
Book value	$21.48		$21.34		$21.48	$21.34
Averages
Total assets	$8,905,743		$8,152,463		$8,655,243	$7,468,091
Interest-earning assets	$7,937,308		$7,199,443		$7,685,734	$6,561,047
Loans	$5,762,048		$5,168,761		$5,609,261	$4,782,369
Securities, including Federal Home Loan Bank stock	$2,136,703		$1,918,690		$2,031,859	$1,708,575
Deposits	$7,440,628		$6,759,259		$7,146,828	$6,187,342
Interest-bearing deposits	$3,933,001		$4,174,459		$3,937,881	$3,901,524
Interest-bearing liabilities	$4,031,214		$4,282,273		$4,097,483	$3,986,017
Noninterest-bearing deposits	$3,507,627		$2,584,800		$3,208,947	$2,285,818
Shareholders' equity	$1,259,117		$1,185,346		$1,246,952	$1,109,581
Financial Ratios
Return on average assets	1.20%		0.93%		1.14%	1.09%
Return on average common equity	8.50%		6.39%		7.93%	7.36%
Average equity to average assets	14.14%		14.54%		14.41%	14.86%
Net interest margin (tax equivalent)	4.25%		4.50%		4.35%	4.76%
Efficiency ratio (tax equivalent) (1)	60.99%		66.30%		62.12%	63.97%
Operating efficiency ratio (tax equivalent) (2)	60.53%		60.82%		60.78%	63.33%

	December 31,
Period end	2015		2014
Total assets	$8,954,382		$8,578,846
Loans, net of unearned income	$5,815,027		$5,445,378
Allowance for loan and lease losses	$68,172		$69,569
Securities, including Federal Home Loan Bank stock	$2,170,416		$2,131,622
Deposits	$7,438,829		$6,924,722
Core deposits	$7,127,866		$6,619,944
Shareholders' equity	$1,242,128		$1,228,175
Nonperforming assets
Nonaccrual loans	$21,464		$31,352
Other real estate owned ("OREO") and other personal property owned ("OPPO")	13,738		22,225
Total nonperforming assets	$35,202		$53,577
Nonperforming loans to period-end loans	0.37%		0.58%
Nonperforming assets to period-end assets	0.39%		0.62%
Allowance for loan and lease losses to period-end loans	1.17%		1.28%
Net loan charge-offs	$9,988	(3)	$9,612	(4)

(1) Noninterest expense divided by the sum of net interest income on a tax equivalent basis and noninterest income on a tax equivalent basis.
(2) The operating efficiency ratio (tax equivalent) is a non-GAAP financial measure. See section titled "Non-GAAP Financial Measures" on the last pages of this earnings release for the reconciliation of the operating efficiency ratio (tax equivalent) to the efficiency ratio (tax equivalent).

(3) For the twelve months ended December 31, 2015.
(4) For the twelve months ended December 31, 2014.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	December 31,		December 31,
	2015		2014
Loan Portfolio Composition	(dollars in thousands)
Commercial business	$2,362,575	40.6%	$2,119,565	38.9%
Real estate:
One-to-four family residential	176,295	3.0%	175,571	3.2%
Commercial and multifamily residential	2,491,736	42.9%	2,363,541	43.5%
Total real estate	2,668,031	45.9%	2,539,112	46.7%
Real estate construction:
One-to-four family residential	135,874	2.3%	116,866	2.1%
Commercial and multifamily residential	167,413	2.9%	134,443	2.5%
Total real estate construction	303,287	5.2%	251,309	4.6%
Consumer	342,601	5.9%	364,182	6.7%
Purchased credit impaired	180,906	3.1%	230,584	4.2%
Subtotal loans	5,857,400	100.7%	5,504,752	101.1%
Less: Net unearned income	(42,373)	(0.7)%	(59,374)	(1.1)%
Loans, net of unearned income	5,815,027	100.0%	5,445,378	100.0%
Less: Allowance for loan and lease losses	(68,172)		(69,569)
Total loans, net	5,746,855		5,375,809
Loans held for sale	$4,509		$1,116

	December 31,		December 31,
	2015		2014
Deposit Composition	(dollars in thousands)
Core deposits:
Demand and other non-interest bearing	$3,507,358	47.2%	$2,651,373	38.3%
Interest bearing demand	925,909	12.4%	1,304,258	18.8%
Money market	1,788,552	24.0%	1,760,331	25.4%
Savings	657,016	8.8%	615,721	8.9%
Certificates of deposit less than $100,000	249,031	3.3%	288,261	4.2%
Total core deposits	7,127,866	95.7%	6,619,944	95.6%

Certificates of deposit greater than $100,000	182,973	2.5%	202,014	2.9%
Certificates of deposit insured by CDARS®	26,901	0.4%	18,429	0.3%
Brokered money market accounts	100,854	1.4%	83,402	1.2%
Subtotal	7,438,594	100.0%	6,923,789	100.0%
Premium resulting from acquisition date fair value adjustment	235		933
Total deposits	$7,438,829		$6,924,722

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
	(dollars in thousands except per share)
Earnings
Net interest income	$81,819	$81,694	$81,010	$80,364	$78,764
Provision for loan and lease losses	$2,349	$2,831	$2,202	$1,209	$1,708
Noninterest income	$24,745	$22,499	$21,462	$22,767	$15,185
Noninterest expense	$66,877	$64,067	$68,471	$66,734	$64,154
Acquisition-related expense (included in noninterest expense)	$1,872	$428	$5,643	$2,974	$4,556
Net income	$26,740	$25,780	$21,946	$24,361	$18,920
Per Common Share
Earnings (basic)	$0.46	$0.45	$0.38	$0.42	$0.34
Earnings (diluted)	$0.46	$0.45	$0.38	$0.42	$0.34
Book value	$21.48	$21.69	$21.38	$21.53	$21.34
Averages
Total assets	$8,905,743	$8,672,692	$8,532,173	$8,505,776	$8,152,463
Interest-earning assets	$7,937,308	$7,711,531	$7,560,288	$7,529,040	$7,199,443
Loans	$5,762,048	$5,712,614	$5,542,489	$5,414,942	$5,168,761
Securities, including Federal Home Loan Bank stock	$2,136,703	$1,945,174	$1,976,959	$2,068,806	$1,918,690
Deposits	$7,440,628	$7,233,863	$6,978,472	$6,927,756	$6,759,259
Interest-bearing deposits	$3,933,001	$3,910,695	$3,753,101	$4,157,491	$4,174,459
Interest-bearing liabilities	$4,031,214	$4,007,198	$3,961,013	$4,395,502	$4,282,273
Noninterest-bearing deposits	$3,507,627	$3,323,168	$3,225,371	$2,770,265	$2,584,800
Shareholders' equity	$1,259,117	$1,239,830	$1,247,887	$1,240,853	$1,185,346
Financial Ratios
Return on average assets	1.20%	1.19%	1.03%	1.15%	0.93%
Return on average common equity	8.50%	8.32%	7.04%	7.86%	6.39%
Average equity to average assets	14.14%	14.30%	14.63%	14.59%	14.54%
Net interest margin (tax equivalent)	4.25%	4.37%	4.41%	4.39%	4.50%
Period end
Total assets	$8,954,382	$8,755,984	$8,518,019	$8,552,902	$8,578,846
Loans, net of unearned income	$5,815,027	$5,746,511	$5,611,897	$5,450,895	$5,445,378
Allowance for loan and lease losses	$68,172	$69,049	$69,257	$70,234	$69,569
Securities, including Federal Home Loan Bank stock	$2,170,416	$2,037,666	$1,926,248	$2,040,163	$2,131,622
Deposits	$7,438,829	$7,314,805	$7,044,373	$7,074,965	$6,924,722
Core deposits	$7,127,866	$6,986,206	$6,737,969	$6,771,755	$6,619,944
Shareholders' equity	$1,242,128	$1,254,136	$1,236,214	$1,244,443	$1,228,175
Nonperforming, assets
Nonaccrual loans	$21,464	$19,080	$25,746	$31,828	$31,352
OREO and OPPO	13,738	19,475	20,665	23,347	22,225
Total nonperforming assets	$35,202	$38,555	$46,411	$55,175	$53,577
Nonperforming loans to period-end loans	0.37%	0.33%	0.46%	0.58%	0.58%
Nonperforming assets to period-end assets	0.39%	0.44%	0.54%	0.65%	0.62%
Allowance for loan and lease losses to period-end loans	1.17%	1.20%	1.23%	1.29%	1.28%
Net loan charge-offs	$3,226	$3,039	$3,179	$544	$10

CONSOLIDATED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Twelve Months Ended
Unaudited	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands except per share)
Interest Income
Loans	$71,358	$69,831	$286,166	$268,279
Taxable securities	8,516	7,075	30,774	28,754
Tax-exempt securities	2,870	2,917	11,842	10,830
Deposits in banks	25	74	109	179
Total interest income	82,769	79,897	328,891	308,042
Interest Expense
Deposits	733	811	2,977	3,005
Federal Home Loan Bank advances	83	87	474	396
Other borrowings	134	235	553	593
Total interest expense	950	1,133	4,004	3,994
Net Interest Income	81,819	78,764	324,887	304,048
Provision for loan and lease losses	2,349	1,708	8,591	6,727
Net interest income after provision for loan and lease losses	79,470	77,056	316,296	297,321
Noninterest Income
Service charges and other fees	15,245	14,575	61,881	55,555
Merchant services fees	2,173	1,961	8,975	7,975
Investment securities gains, net	281	—	1,581	552
Bank owned life insurance	1,071	926	4,441	3,823
Change in FDIC loss-sharing asset	(1,031)	(5,304)	(4,010)	(19,989)
Other	7,006	3,027	18,605	11,834
Total noninterest income	24,745	15,185	91,473	59,750
Noninterest Expense
Compensation and employee benefits	36,689	35,903	149,410	130,864
Occupancy	10,037	8,024	34,818	32,300
Merchant processing	1,058	948	4,204	4,006
Advertising and promotion	1,233	1,218	4,713	3,964
Data processing	4,399	3,900	17,421	15,369
Legal and professional fees	2,081	4,012	9,608	11,389
Taxes, licenses and fees	1,392	1,165	5,395	4,552
Regulatory premiums	1,180	1,105	4,806	4,549
Net cost (benefit) of operation of other real estate owned	(60)	162	(1,629)	(1,045)
Amortization of intangibles	1,652	1,777	6,882	6,293
Other	7,216	5,940	30,521	27,045
Total noninterest expense	66,877	64,154	266,149	239,286
Income before income taxes	37,338	28,087	141,620	117,785
Provision for income taxes	10,598	9,167	42,793	36,211
Net Income	$26,740	$18,920	$98,827	$81,574
Earnings per common share
Basic	$0.46	$0.34	$1.71	$1.53
Diluted	$0.46	$0.34	$1.71	$1.52
Dividends paid per common share	$0.36	$0.30	$1.34	$0.94
Weighted average number of common shares outstanding	57,057	55,137	57,019	52,618
Weighted average number of diluted common shares outstanding	57,070	55,272	57,032	53,183

CONSOLIDATED BALANCE SHEETS
Columbia Banking System, Inc.
Unaudited			December 31,	December 31,
			2015	2014
			(in thousands)
ASSETS
Cash and due from banks			$166,929	$171,221
Interest-earning deposits with banks			8,373	16,949
Total cash and cash equivalents			175,302	188,170
Securities available for sale at fair value (amortized cost of $2,157,610 and $2,087,069, respectively)			2,157,694	2,098,257
Federal Home Loan Bank stock at cost			12,722	33,365
Loans held for sale			4,509	1,116
Loans, net of unearned income of ($42,373) and ($59,374), respectively			5,815,027	5,445,378
Less: allowance for loan and lease losses			68,172	69,569
Loans, net			5,746,855	5,375,809
FDIC loss-sharing asset			6,568	15,174
Interest receivable			27,877	27,802
Premises and equipment, net			164,239	172,090
Other real estate owned			13,738	22,190
Goodwill			382,762	382,537
Other intangible assets, net			23,577	30,459
Other assets			238,539	231,877
Total assets			$8,954,382	$8,578,846
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$3,507,358	$2,651,373
Interest-bearing			3,931,471	4,273,349
Total deposits			7,438,829	6,924,722
Federal Home Loan Bank advances			68,531	216,568
Securities sold under agreements to repurchase			99,699	105,080
Other borrowings			—	8,248
Other liabilities			105,195	96,053
Total liabilities			7,712,254	7,350,671
Commitments and contingent liabilities
	December 31,	December 31,
	2015	2014
Preferred stock (no par value)	(in thousands)
Authorized shares	2,000	2,000
Issued and outstanding	9	9	2,217	2,217
Common stock (no par value)
Authorized shares	115,000	63,033
Issued and outstanding	57,724	57,437	990,281	985,839
Retained earnings			255,925	234,498
Accumulated other comprehensive income (loss)			(6,295)	5,621
Total shareholders' equity			1,242,128	1,228,175
Total liabilities and shareholders' equity			$8,954,382	$8,578,846

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Three Months Ended December 31,			Three Months Ended December 31,
	2015			2014
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate
	(dollars in thousands)
ASSETS
Loans, net (1)(2)	$5,762,048	$72,322	5.02%	$5,168,761	$70,463	5.45%
Taxable securities	1,686,594	8,516	2.02%	1,491,931	7,075	1.90%
Tax exempt securities (2)	450,109	4,417	3.93%	426,759	4,577	4.29%
Interest-earning deposits with banks	38,557	25	0.26%	111,992	74	0.26%
Total interest-earning assets	7,937,308	$85,280	4.30%	7,199,443	$82,189	4.57%
Other earning assets	153,298			140,135
Noninterest-earning assets	815,137			812,885
Total assets	$8,905,743			$8,152,463
LIABILITIES AND SHAREHOLDERS’ EQUITY
Certificates of deposit	$460,858	$179	0.16%	$497,704	$284	0.23%
Savings accounts	653,738	17	0.01%	591,137	18	0.01%
Interest-bearing demand	920,021	161	0.07%	1,260,231	138	0.04%
Money market accounts	1,898,384	376	0.08%	1,825,387	371	0.08%
Total interest-bearing deposits	3,933,001	733	0.07%	4,174,459	811	0.08%
Federal Home Loan Bank advances	18,915	83	1.76%	24,823	87	1.40%
Other borrowings	79,298	134	0.68%	82,991	235	1.13%
Total interest-bearing liabilities	4,031,214	$950	0.09%	4,282,273	$1,133	0.11%
Noninterest-bearing deposits	3,507,627			2,584,800
Other noninterest-bearing liabilities	107,785			100,044
Shareholders’ equity	1,259,117			1,185,346
Total liabilities & shareholders’ equity	$8,905,743			$8,152,463
Net interest income (tax equivalent)		$84,330			$81,056
Net interest margin (tax equivalent)			4.25%			4.50%

(1)
Nonaccrual loans have been included in the tables as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $1.1 million for the three months ended December 31, 2015 and $1.2 million for the three months ended December 31, 2014. The incremental accretion on acquired loans was $6.0 million and $8.8 million for the three months ended December 31, 2015 and 2014, respectively.

(2)
Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $964 thousand and $632 thousand for the three months ended December 31, 2015 and 2014, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $1.5 million and $1.7 million for the three months ended December 31, 2015 and 2014, respectively.

AVERAGE BALANCES AND RATES
Columbia Banking System, Inc.
Unaudited
	Twelve Months Ended December 31,			Twelve Months Ended December 31,
	2015			2014
	Average Balances	Interest Earned / Paid	Average Rate	Average Balances	Interest Earned / Paid	Average Rate
	(dollars in thousands)
ASSETS
Loans, net (1)(3)	$5,609,261	$289,450	5.16%	$4,782,369	$270,210	5.65%
Taxable securities (2)	1,577,711	30,774	1.95%	1,332,144	28,754	2.16%
Tax exempt securities (3)	454,148	18,219	4.01%	376,431	16,997	4.52%
Interest-earning deposits with banks	44,614	109	0.24%	70,103	179	0.26%
Total interest-earning assets	7,685,734	$338,552	4.40%	6,561,047	$316,140	4.82%
Other earning assets	149,476			132,419
Noninterest-earning assets	820,033			774,625
Total assets	$8,655,243			$7,468,091
LIABILITIES AND SHAREHOLDERS’ EQUITY
Certificates of deposit	$483,193	$868	0.18%	$485,487	$1,259	0.26%
Savings accounts	637,464	70	0.01%	543,303	60	0.01%
Interest-bearing demand	982,491	612	0.06%	1,204,584	478	0.04%
Money market accounts	1,834,733	1,427	0.08%	1,668,150	1,208	0.07%
Total interest-bearing deposits	3,937,881	2,977	0.08%	3,901,524	3,005	0.08%
Federal Home Loan Bank advances	70,678	474	0.67%	44,876	396	0.88%
Other borrowings	88,924	553	0.62%	39,617	593	1.50%
Total interest-bearing liabilities	4,097,483	$4,004	0.10%	3,986,017	$3,994	0.10%
Noninterest-bearing deposits	3,208,947			2,285,818
Other noninterest-bearing liabilities	101,861			86,675
Shareholders’ equity	1,246,952			1,109,581
Total liabilities & shareholders’ equity	$8,655,243			$7,468,091
Net interest income (tax equivalent)		$334,548			$312,146
Net interest margin (tax equivalent)			4.35%			4.76%

(1)
Nonaccrual loans have been included in the table as loans carrying a zero yield. Amortized net deferred loan fees and net unearned discounts on acquired loans were included in the interest income calculations. The amortization of net deferred loan fees was $4.9 million and $4.5 million for the twelve months ended December 31, 2015 and 2014, respectively. The incremental accretion on acquired loans was $27.2 million and $41.8 million for the twelve months ended December 31, 2015 and 2014, respectively.

(2)	During the twelve months ended December 31, 2014 the Company recorded a $2.6 million reversal of premium amortization, which increased interest income on taxable securities.

(3)
Tax-exempt income is calculated on a tax equivalent basis. The tax equivalent yield adjustment to interest earned on loans was $3.3 million and $1.9 million for the twelve months ended December 31, 2015 and 2014, respectively. The tax equivalent yield adjustment to interest earned on tax exempt securities was $6.4 million and $6.2 million for the twelve months ended December 31, 2015 and 2014, respectively.

Non-GAAP Financial Measures
The Company considers its operating net interest margin and operating efficiency ratios to be important measurements as they more closely reflect the ongoing operating performance of the Company. Despite the importance of the operating net interest margin and operating efficiency ratio to the Company, there are no standardized definitions for them and, as a result, the Company’s calculations may not be comparable with other organizations. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.
The following tables reconcile the Company’s calculation of the operating net interest margin and operating efficiency ratio:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Operating net interest margin non-GAAP reconciliation:	(dollars in thousands)
Net interest income (tax equivalent) (1)	$84,330	$81,056	$334,548	$312,146
Adjustments to arrive at operating net interest income (tax equivalent):
Incremental accretion income on FDIC purchased credit impaired loans	(2,200)	(3,796)	(9,096)	(20,224)
Incremental accretion income on other FDIC acquired loans	(68)	(10)	(234)	(484)
Incremental accretion income on other acquired loans	(3,746)	(4,957)	(17,862)	(21,093)
Premium amortization on acquired securities	2,253	2,490	10,217	7,123
Correction of immaterial error - securities premium amortization	—	—	—	(2,622)
Interest reversals on nonaccrual loans	582	189	1,713	1,291
Operating net interest income (tax equivalent) (1)	$81,151	$74,972	$319,286	$276,137
Average interest earning assets	$7,937,308	$7,199,443	$7,685,734	$6,561,047
Net interest margin (tax equivalent) (1)	4.25%	4.50%	4.35%	4.76%
Operating net interest margin (tax equivalent) (1)	4.09%	4.17%	4.15%	4.21%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Operating efficiency ratio non-GAAP reconciliation:	(dollars in thousands)
Noninterest expense (numerator A)	$66,877	$64,154	$266,149	$239,286
Adjustments to arrive at operating noninterest expense:
Acquisition-related expenses	(1,872)	(4,556)	(10,917)	(9,432)
Net benefit of operation of OREO and OPPO	150	(160)	1,724	1,182
FDIC clawback liability expense	(812)	8	(979)	(294)
Loss on asset disposals	(52)	(6)	(433)	(563)
State of Washington Business and Occupation ("B&O") taxes	(1,294)	(1,067)	(4,962)	(4,183)
Operating noninterest expense (numerator B)	$62,997	$58,373	$250,582	$225,996

Net interest income (tax equivalent) (1)	$84,330	$81,056	$334,548	$312,146
Noninterest income	24,745	15,185	91,473	59,750
Bank owned life insurance tax equivalent adjustment	576	528	2,391	2,177
Total revenue (tax equivalent) (denominator A)	$109,651	$96,769	$428,412	$374,073

Operating net interest income (tax equivalent) (1)	$81,151	$74,972	$319,286	$276,137
Adjustments to arrive at operating noninterest income (tax equivalent):
Investment securities gains, net	(281)	—	(1,581)	(552)
Gain on asset disposals	(4)	(8)	(129)	(86)
Gain related to branch sale deposit premium	—	—	—	(565)
Mortgage loan repurchase liability adjustment	(3,147)	—	(3,147)	—
Change in FDIC loss-sharing asset	1,031	5,304	4,010	19,989
Operating noninterest income (tax equivalent)	22,920	21,009	93,017	80,713
Total operating revenue (tax equivalent) (denominator B)	$104,071	$95,981	$412,303	$356,850
Efficiency ratio (tax equivalent) (numerator A/denominator A)	60.99%	66.30%	62.12%	63.97%
Operating efficiency ratio (tax equivalent) (numerator B/denominator B)	60.53%	60.82%	60.78%	63.33%
__________
(1) Tax-exempt interest income has been adjusted to a tax equivalent basis. The amount of such adjustment was an addition to net interest income of $2.5 million and $2.3 million for the three months ended December 31, 2015 and 2014, respectively, and an addition to net interest income of $9.7 million and $8.1 million for the twelve months ended December 31, 2015 and 2014, respectively.